Exhibit 99B

VALSPAR STOCK OWNERSHIP TRUST
FOR HOURLY EMPLOYEES

FINANCIAL STATEMENTS FOR THE YEARS ENDED
OCTOBER 31, 1997 AND OCTOBER 25, 1996,
SUPPLEMENTAL SCHEDULE FOR THE YEAR ENDED
OCTOBER 31, 1997, AND INDEPENDENT
AUDITORS' REPORT

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THE VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

TABLE OF CONTENTS
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                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS:
   Statements of Net Assets Available for Benefits                            2
   Statements of Changes in Net Assets Available for Benefits                 3
   Notes to Financial Statements                                              4

SUPPLEMENTAL SCHEDULE -
   Item 27a - Schedule of Assets Held for Investment Purposes                 8

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[DELOITTE & TOUCHE LLP LETTERHEAD]

INDEPENDENT AUDITORS' REPORT

The Valspar Stock Ownership Trust
   Administrative Committee

We have audited the accompanying statements of net assets available for benefits of the Valspar Stock Ownership Trust for Hourly Employees (the Plan) as of October 31, 1997 and October 25, 1996 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at October 31, 1997 and October 25, 1996 and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA). The supplementary schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

January 6, 1998

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VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
OCTOBER 31, 1997 AND OCTOBER 25, 1996
--------------------------------------------------------------------------------

                                                        1997            1996

ASSETS:
 Investments (Note 3):
  Interest in Valspar Stock Ownership Master Trust   $27,750,417     $22,329,621
  Other                                                  647,480         112,065
                                                     -----------     -----------
          Total investments                           28,397,897      22,441,686

 Receivables:
  Employees' contributions                               187,190         127,935
  Employer's contributions                                66,780          57,203
                                                     -----------     -----------

NET ASSETS AVAILABLE FOR BENEFITS                    $28,651,867     $22,626,824
                                                     ===========     ===========


See notes to financial statements.

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VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED OCTOBER 31, 1997 AND OCTOBER 25, 1996
--------------------------------------------------------------------------------

                                                            1997          1996
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
    Employee contributions (Note 2)                    $ 1,598,594    $ 1,345,160
    Employer contributions (Note 2)                        662,912        584,300
    Interest in earnings of Valspar Stock Ownership
       Master Trust                                      5,157,482      4,708,818
    Other                                                   12,318         17,738
                                                       -----------    -----------
                                                         7,431,306      6,656,016

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
    Dividend payments to participants                      290,548        266,937
    Benefit payments:
       The Valspar Corporation:
          In cash                                          235,543        273,700
          In stock                                         745,918        877,187
       McWhorter Technologies, Incorporated:
          In cash                                              398          4,295
          In stock                                          91,254         64,381
       Other                                                42,602         18,799
                                                       -----------    -----------
                                                         1,406,263      1,505,299
                                                       -----------    -----------

NET INCREASE                                             6,025,043      5,150,717

NET ASSETS AVAILABLE FOR BENEFITS AT
    BEGINNING OF YEAR                                   22,626,824     17,476,107
                                                       -----------    -----------

NET ASSETS AVAILABLE FOR BENEFITS AT
    END OF YEAR                                        $28,651,867    $22,626,824
                                                       ===========    ===========


See notes to financial statements.

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VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED OCTOBER 31, 1997 AND OCTOBER 25, 1996
--------------------------------------------------------------------------------

1.     SIGNIFICANT ACCOUNTING POLICIES

       The accounting records of the Valspar Stock Ownership Trust for Hourly Employees (the Plan) are maintained on the accrual basis.

       Investments in common stock of the Valspar Corporation (the Company) and McWhorter Technologies, Incorporated (McWhorter) are stated at fair value (the last reported sales price on the last business day of the year).

       Other investments are stated at current fair value as determined by the trustee, Norwest Bank Minnesota, N.A., who holds the various investments. The trustee values securities that are traded on a national securities exchange at the last reported sales price on the last business day of the year; investments traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the average of the last reported bid and ask prices.

       Benefits paid to participants in shares of the Company or in shares of McWhorter are valued at fair value.

       Approved benefits payable representing the unpaid vested interest of participants who have withdrawn from the Plan were $20,989 and $55,833 at October 31, 1997 and October 25, 1996, respectively.

2.     DESCRIPTION OF THE PLAN

       The Plan is a defined contribution plan that is available to all hourly employees who meet certain age and length of service requirements. It provides for retirement and termination benefits.

       Employees electing to participate in the Plan make voluntary contributions on a pretax or after-tax basis up to a maximum of 6% of eligible wages if they are also participating in Valspar's Profit Sharing Plan. Employees participating in a defined benefit pension plan are eligible to contribute up to a maximum of 15% of eligible wages. The Company has voluntarily agreed to contribute an amount equal to one-half of eligible wages contributed by employees (to a maximum match of 3% of eligible wages). Employee contributions vest immediately, and Company contributions vest after five years of service. The Company has the right under the Plan to terminate the Plan and discontinue such contributions at any anniversary date. In the event of termination of the Plan, the net assets of the Plan are to be set aside for the exclusive benefit of the participants or their beneficiaries.

       According to the Plan, contributions are to be primarily invested in common stock of the Company. Cash dividends earned on plan shares are paid out to the Plan participants. The common stock of McWhorter is not a current investment option of the Plan (see Note 6). Participants meeting certain age and length of participation requirements may diversify a portion of their interest into investments other than common stock of the Company.

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       Forfeitures resulting from the termination of Plan participants with less than 100% vesting reduce the Company's contribution in the year of forfeiture. Total forfeitures were $26,000 and $20,986 in 1997 and 1996, respectively.

3.     INVESTMENTS

       Investments of the Valspar Stock Ownership Master Trust are accounted for on a share-value basis as determined by the trustee.

       The fair value of investments of the Valspar Stock Ownership Master Trust in which the Plan invests are as follows:

                                                   October 31,      October 25,
                                                       1997             1996

       Common stock of the Valspar Corporation $127,801,080 $106,272,407 Common stock of McWhorter Technologies,
         Incorporated (Note 6)                       15,038,783       13,319,518
       Collective Trust Fund                             72,972           52,054
                                                   ------------     ------------
                                                   $142,912,835     $119,643,979
                                                   ============     ============

       The investment income of the Valspar Stock Ownership Master Trust for the years ended October 31, 1997 and October 25, 1996 are as follows:

                                                         1997              1996

       Valspar Stock:
         Interest                                  $     10,908     $     10,008
         Dividends                                    1,566,418        1,418,697
         Gain on sale of assets                         183,031          209,703
         Unrealized asset appreciation               21,223,349       21,662,963
                                                   ------------     ------------
                                                   $ 22,983,706     $ 23,301,371
                                                   ============     ============

       McWhorter Stock:
         Interest                                  $      1,278     $        162
         Gain on sale of assets                       3,008,539        1,036,052
         Unrealized asset appreciation                1,139,671        2,106,296
                                                   ------------     ------------
                                                   $  4,149,488     $  3,142,510
                                                   ============     ============

       The Valspar Stock Ownership Master Trust holds assets for the Plan and the Valspar Stock Ownership Trust for Salaried Employees. The Plan's ownership interest in the Valspar Stock Ownership Master Trust was 19.4% and 18.7% on October 31, 1997 and October 25, 1996, respectively.

       Other investments of the Plan include investments in the Equity Fund Master Trust, the Positive Return Fund Master Trust, the Principal Protection Fund Master Trust, and a Norwest Short-term investment fund (collective trust fund). These alternative investments are available for diversification purposes to Plan participants who have attained age 55 and have ten years of participation in the Plan.

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4.     TRANSACTIONS WITH PARTIES-IN-INTEREST

       Fees incurred for trustee, recordkeeping, and other services rendered by parties-in-interest are paid by the Company.

       During the years ended October 31, 1997 and October 25, 1996, the Valspar Stock Ownership Master Trust purchased 241,347 and 182,721 shares of common stock of the Company at a cost of $9,016,898 and $8,253,917, respectively. Dividends on common stock of the Company received by the Master Trust totaled $1,566,418 and $1,418,697 in the years ended October 31, 1997 and October 25, 1996, respectively.

5.     INCOME TAX STATUS

       The Plan obtained its latest determination letter on January 9, 1996. In the letter, the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

6.     McWHORTER TECHNOLOGIES, INC. TRANSACTION

       On April 29, 1994, the Company's stockholders of record as of April 15, 1994 (including Plan participants with a portion of their account balance invested in Valspar stock as of that date) received a stock dividend of one share of McWhorter common stock for every two shares of Valspar common stock held.

       The common stock of McWhorter is not a current investment option of the Plan, and plan participants may not increase the allocation of their account balance to McWhorter stock. Participants may make a one-time election to liquidate all of their shares of common stock of McWhorter. Proceeds from liquidation will be reinvested in Valspar common stock.

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SUPPLEMENTAL SCHEDULE

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THE VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
OCTOBER 31, 1997
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

                                        DESCRIPTION OF INVESTMENT
                                         INCLUDING MATURITY DATE,
IDENTITY OF ISSUER, BORROWER,                RATE OF INTEREST,                       CURRENT
 LESSOR, OR SIMILAR PARTY                 PAR, OR MATURITY VALUE       COST           VALUE
Interest in Master Trust Funds:
    (*) Norwest Bank Minnesota, N.A.
    Equity Fund Master Trust                    2,773 units         $   38,529    $    56,221
    Positive Return Fund Master Trust             505 units              5,806          6,474
    Principal Protection Fund
       Master Trust                               904 units             11,688         14,065
    Valspar Stock Ownership
       Master Trust                           947,279 units          8,819,519     27,750,417
Interest in common stock:
    (*) McWhorter Technologies, Incorporated    2,141 units             11,531         55,266
    (*) Valspar, Incorporated                  17,473 units            169,762        515,454
                                                                    ----------    -----------
                                                                    $9,056,835    $28,397,897
                                                                    ==========    ===========


(*) Known to be a party-in-interest.